Exhibit 23.1
Consent of Ernst & Young LLP
Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement, pertaining to the 2007 Equity Incentive Plan and the Employee Stock Purchase Plan of BigBand Networks, Inc. of our report dated March 5, 2009, with respect to the consolidated financial statements and schedule of BigBand Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of BigBand Networks, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
August 12, 2009